UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒	Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On November 8, 2022, Argo Group International Holdings, Ltd. hosted a conference call to discuss its financial results for the fiscal quarter ended September 30, 2022. The following excerpt from the transcript for the conference call contains statements that may be deemed proxy soliciting materials:

Thomas A. Bradley

CEO & Executive Chairman

Thank you, Scott. And before we open the call for questions, I'd like to briefly address matters related to our upcoming annual meeting and one of our shareholders, Capital Returns Management.

Last week, we filed a definitive proxy statement, an accompanying blue proxy card and other relevant materials with the SEC in connection with the solicitation of proxies for the annual meeting. As I hope we have made very clear to you today and over the past several months, Argo's Board is actively overseeing a robust strategic review process to maximize value for our shareholders, which includes exploring a potential sale, merger or a strategic transaction.

At the same time, Argo has made significant progress in repositioning the company for growth and increased profitability. Today, Argo is a focused, pure-play U.S. specialty insurer with over $2 billion in premium and renewed momentum, better positioned to drive our business strategies and evaluate further strategic opportunities to drive value.

Argo consistently engages with its shareholders and appreciates their ideas and input towards maximizing shareholder value. In keeping with this, for more than a year the Argo Board and management team have engaged with Capital Returns in an attempt to foster constructive dialogue and hear their views.

Despite this outreach and the significant progress we have made, Capital Returns has nominated 2 director candidates to stand for election at our 2022 annual meeting. Pursuant to our established policies, the Board's Nominating and Corporate Governance Committee formally interviewed both of Capital Returns' nominees and concluded that neither candidate offers any incremental skills or experience that would be additive to the current Board or to its ongoing strategic review process. In fact, we believe they would diminish the Board's overall capabilities and expertise.

As such, the Board presented its recommended slate of director nominees in our definitive proxy materials, encouraging shareholders to use the blue proxy card and vote for all of the Argo nominees. Any and all details related to our annual meeting can be found in our public filings on our IR web page.

With that, I'd like to hand the call back over to the operator for any questions.